Exhibit 3.1

CERTIFICATE OF FORMATION

OF

POTOMAC HOLDING LLC

1. The name of the limited liability company is Potomac Holding LLC.

2. The address of its registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 29th day of September, 2014.

By:	/s/ Deborah M. Reusch
Name:	Deborah M. Reusch
Title:	Authorized Person